Exhibit 99.1
                                                                ------------

Contact:     Susan B. Railey
             for shareholders & securities brokers
             310-468-3120
             Andrew P. Blocher
             for institutional investors
             301-231-0371
             James T. Pastore                          FOR IMMEDIATE RELEASE
             for news media
             202-546-6451


       CRIIMI MAE sells preferred stock and uses proceeds to acquire CMBS

ROCKVILLE, MD, Dec. 4, 1996 -- (NYSE:CMM) -- CRIIMI MAE Inc., the largest commercial mortgage company structured as a REIT, has issued and sold 75,000 shares of Series A Cumulative Convertible Preferrred Stock at $100 a share, raising gross proceeds of $7.5 million. The net proceeds from the stock sale were combined with other equity and debt to acquire $79.9 million of subordinated commercial mortgage-backed securities (CMBS).

Chairman William B. Dockser said, "The transactions that we've closed in the past few weeks have successfully accomplished several objectives of CRIIMI MAE s business plan for 1996 and will contribute to our effort to enhance recurring earnings."

Mr. Dockser said, "This latest acquisition brings our holdings of subordinated
CMBS to more than $560 million.   In addition, by being named special servicer
for the entire $1.1 billion mortgage pool backing this latest CMBS transaction, CRIIMI MAE now performs servicing functions on a portfolio of over $6 billion."

CRIIMI MAE issued the preferred shares after exercising a put option the company had purchased from a European institutional investor in July. The preferred shares are convertible to common shares subject to certain restrictions.

CRIIMI MAE Inc. is a full-service commercial mortgage company structured as a self-administered REIT. By investing in mortgages and mortgage-related investments, CRIIMI MAE provides financing for multifamily housing and other types of commercial real estate.

                                     #  #  #